Exhibit 4.22

Focus Enhancements, Inc. Corporate Headquarters 1370 Dell Avenue Campbell, CA 95008 USA P 408.866.8300 • F 408.866.4795 info@focusinfo.com www.focusinfo.com

July 7, 2008

Ingalls & Snyder LLC
61 Broadway
New York, NY 10006
Attention: Thomas O. Boucher, Jr.

Re: Amendments to the Amended and Restated Senior Secured Note Purchase Agreement, dated as of February 7, 2008 and the Amended and Restated Registration Rights Agreement, dated as of February 7, 2008 (collectively, the “Agreements”)

Dear Mr. Boucher:

This Letter Agreement is entered into by and between Focus Enhancements, Inc. (the “Company”) and the undersigned as the Purchasers’ Agent as of this 7th day of July 2008.  Pursuant to this Letter Agreement, the Company and the Purchasers’ Agent agree that the following amendments shall be made to the Agreements and that they are hereby incorporated into the Agreements, respectively.  Capitalized terms used in this Letter Agreement without definition have the meanings ascribed to them in the Agreements.

1.           Amended and Restated Senior Secured Note Purchase Agreement.

a.           The definition of the term, Registration Rights Agreement, set forth in Section 1.30 of the Amended and Restated Senior Secured Note Purchase Agreement is deleted and replaced in its entirety with the following:

“Registration Rights Agreement means the Amended and Restated Registration Rights Agreement substantially in the form of Exhibit G among the Company, the Purchasers’ Agent and the Purchasers, dated as of the date of this Agreement with respect to the Company’s registration of the Warrant Shares under the Securities Act.”

b.           Section 6.3 of the Amended and Restated Senior Secured Note Purchase Agreement is deleted and replaced in its entirety with the following:

“No Public Market.  The Purchaser understands that no public market now exists for any of the Notes or Warrants issued by the Company and that the Company has made no assurances that a public market will ever exist for the Notes or Warrants (excluding Company’s obligations to register the Warrant Shares under the Registration Rights Agreement).”

c.           Section 7.5 of the Amended and Restated Senior Secured Note Purchase Agreement is deleted and replaced in its entirety with the following:

“Registration of Warrant Shares.  Within 90 days after the Closing Date under this Agreement or on such other date as the parties may agree, the Company shall file a registration statement with the SEC to register all of the Warrant Shares in accordance with the terms of the Registration Rights Agreement.  The Company agrees to take the actions reasonably necessary and within the Company’s power to have the SEC declare such registration effective and to maintain the effectiveness of such registration statement for as long as any Warrant Shares remain outstanding, except as otherwise provided in the Registration Rights Agreement.”

2.           Amended and Restated Registration Rights Agreement.

a.           The definition of the term, Registrable Securities, set forth Section 1 is deleted and replaced in its entirety with the following:

“Registrable Securities means the Common Stock, $0.01 par value per share, issuable upon exercise of the Warrants issued pursuant to the Purchase Agreement to the individual Purchasers thereof, together with any shares of Common Stock issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing (“Warrant Shares”).”

b.           The first sentence of Annex A, Plan of Distribution, is deleted and replaced in its entirety with the following:

“We are registering the Warrant Shares (the “securities”) being offered by this prospectus for resale in accordance with certain registration rights granted to the selling stockholders, including their pledgees, donees, transferees or other successors-in-interest, who may sell such securities from time to time, or who may also decide not to sell any or all of the securities that may be sold under this prospectus.”

3.           Miscellaneous.

a.           The Purchasers’ Agent hereby represents and warrants to Company that with respect to the amendments made to the Amended and Restated Registration Rights Agreement, it has been authorized to execute this Letter Agreement by a majority in interest of the Holders of the then Registrable Securities.

b.           Except to the extent amended hereby, all of the definitions, terms, provisions and conditions set forth in each of the Agreements, respectively, are hereby ratified and confirmed and shall remain in full force and effect.

c.           This Letter Agreement may be signed in any number of counterparts and delivered by facsimile transmission or by PDF, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

FOCUS ENHANCEMENTS, INC.

By: /s/ Brett Moyer
Name: Brett Moyer
Title:   President & CEO

PURCHASERS’ AGENT By: /s/ Thomas O. Boucher Jr. Name: Thomas O. Boucher Jr. Title: Manager